AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 20, 2004

REGISTRATION NO. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GLOBECOMM SYSTEMS INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3663 (Primary Standard Industrial Classification Code Number)	11-3225567 (I.R.S. Employer Identification Number)

45 Oser Avenue
Hauppauge, New York 11788
(631) 231-9800

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Office)

David E. Hershberg
Chairman and Chief Executive Officer
Globecomm Systems Inc.
45 Oser Avenue
Hauppauge, New York 11788
(631) 231-9800

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:
Richard H. Gilden, Esq.
Kramer Levin Naftalis & Frankel LLP
919 Third Avenue
New York, New York 10022
(212) 715-9100

Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share (1)	1,500,000	$5.075	$7,612,500	$616
Common Stock, par value $0.001 per share, issuable upon exercise of warrants (2)(3)	750,000	$5.500	$4,125,000	$334
TOTAL	2,250,000		$11,737,500	$950

(1)	Pursuant to Rule 457(c) of the Securities Act of 1933, as amended, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is calculated based upon the average of the high and low prices per share of the Registrant's common stock as reported on the Nasdaq National Market on January 14, 2004.

(2)	Pursuant to Rule 416 of the Securities Act of 1933, as amended, an additional number of shares of common stock are being registered that may be issued pursuant to the anti-dilution and transactional adjustment provisions of the warrants.

(3)	Calculated pursuant to Rule 457(g) under the Securities Act of 1933, as amended, based on the warrant exercise price of $5.50 per share.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated January 20, 2004

Preliminary Prospectus

(Globecomm logo)

Globecomm Systems Inc.

2,250,000 shares of Common Stock

We are registering 2,250,000 shares of our common stock for resale by the selling securityholders identified in this prospectus, 1,500,000 of which were issued by us on December 31, 2003 in a private placement transaction. The remainder of these shares are issuable upon the exercise of warrants to purchase up to 750,000 shares of our common stock which were issued by us in the private placement transaction.

Our shares of common stock trade on the Nasdaq National Market under the symbol "GCOM". On January 16, 2004, the last sale price of the shares as reported on the Nasdaq National Market was $5.15 per share.

Investing in our securities involves risks that are described in the "Risk Factors" section beginning on page 3 of this prospectus.

We will not receive any proceeds from the sale of the shares of common stock by the selling securityholders, but we will receive the proceeds from the exercise of the warrants.

Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                          , 2004.

Important Notice about the Information Presented in this Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
FORWARD-LOOKING INFORMATION	2
RISK FACTORS	3
USE OF PROCEEDS	11
SELLING SECURITYHOLDERS	12
PLAN OF DISTRIBUTION	15
LEGAL MATTERS	16
EXPERTS	16
WHERE YOU CAN FIND MORE INFORMATION	17

PROSPECTUS SUMMARY

You should read this entire prospectus, including the information set forth under "Risk Factors" and the information incorporated by reference in this prospectus. As used in this prospectus, "Globecomm," "company," "we," "us" and "our" refer to Globecomm Systems Inc. and its consolidated subsidiaries, unless otherwise specified.

Globecomm Systems Inc.

Globecomm Systems Inc. was incorporated in Delaware in August 1994. We offer end-to-end, value-added satellite-based communications infrastructure and services. We do this by leveraging our core satellite ground segment systems and network capabilities, with the satellite services capabilities that are generally provided by our wholly-owned subsidiary, NetSat Express, Inc., or NetSat. The services we offer include wide area network connectivity, broadband connectivity to end users, Internet connectivity, content delivery network services, media distribution and other network services on a global basis. To provide these services, we engineer all the necessary satellite and terrestrial facilities as well as provide the integration services required to implement those facilities. We also operate and maintain these communications services on an ongoing basis. Our customers generally have network service requirements that require point-to-point or point-to-multipoint connections via a hybrid network of satellite and terrestrial facilities, and include communications service providers, commercial enterprises, multinational corporations, Internet Service Providers, or ISPs, broadcasters and other content providers and government entities. Our service business is built on the foundation of our core business as a supplier of ground segment systems and networks for satellite-based communications. We provide these ground segment systems and networks on a contract basis. These implementations include the necessary hardware and software to support a wide range of network applications using satellite, broadcast and terrestrial technologies.

We provide end-to-end satellite-based service solutions around the world. We are able to offer these "one stop shopping" solutions by providing both systems infrastructure and related network services for our customers. NetSat provides the network services required for us to offer end-to-end solutions to ISPs, commercial enterprises, broadcasters and government customers for a wide range of network service solutions, including Internet backbone connectivity, content delivery network applications, back-office capabilities, communications points of presence, infrastructure, and network management services.

The Offering

On December 31, 2003, we completed a private placement transaction in which we issued 1,500,000 shares of our common stock and warrants to purchase up to 750,000 shares of our common stock. We agreed with the recipients of our common stock and warrants to register for public resale the 1,500,000 shares of our common stock issued to them in the private placement and the 750,000 shares of common stock issuable to them upon exercise of the warrants. This prospectus has been prepared, and the registration statement of which this prospectus is a part has been filed with the Securities and Exchange Commission (the "SEC"), to satisfy our obligations to the recipients of our common stock and warrants.

Accordingly, this prospectus covers:

•	the resale by selling securityholders of shares of our common stock issued in the private placement; and

•	the resale by selling securityholders of shares of our common stock issuable upon exercise of the warrants issued in the private placement.

Investing in our securities involves risks. You should carefully consider the information under "Risk Factors" beginning on page 3 and the other information included or incorporated by reference in this prospectus before investing in our securities.

FORWARD-LOOKING INFORMATION

Some of the statements in this prospectus and in documents incorporated by reference constitute forward-looking statements. These forward-looking statements reflect our current views with respect to future events or our financial performance, and involve certain known and unknown risks, uncertainties and other factors, including those identified below, which may cause our or our industry's actual or future results, levels of activity, performance or achievements to differ materially from those expressed or implied by any forward-looking statements or from historical results. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "could," "would," "should," "believe," "expect," "plan," "anticipate," "intend," "estimate," "predict," "potential" and other expressions which indicate future events and trends. We have no duty to update or revise any forward-looking statements after the date of this prospectus or to conform them to actual results, new information, future events or otherwise.

These factors and the risk factors described in this document are all of the important factors of which we are currently aware that could cause actual results, performance or achievements to differ materially from those expressed in any of our forward-looking statements. We operate in a continually changing business environment and new risk factors emerge from time to time. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. We cannot assure you that projected results or events will be achieved or will occur.

RISK FACTORS

An investment in the securities offered through this prospectus involves certain risks. You should carefully consider the following risks, as well as other information contained elsewhere in this prospectus or incorporated by reference in this prospectus.

Risks Related to Our Business

We have a history of operating losses and negative cash flow and expect our losses to continue.

We have incurred significant net losses since we began operating in August 1994. We incurred net losses of $0.5 million during the three months ended September 30, 2003, $19.6 million during the fiscal year ended June 30, 2003 and $17.3 million during the fiscal year ended June 30, 2002. As of September 30, 2003, our accumulated deficit was $74.3 million. We anticipate that we will continue to incur net losses, although we expect them to be less in the fiscal year ending June 30, 2004 than those we incurred in the fiscal year ended June 30, 2003. Our ability to achieve and maintain profitability will depend upon our ability to generate significant revenues through new profitable customer contracts and the expansion of our existing products and services, including our data communications services. We cannot assure you that we will be able to obtain new profitable customer contracts or generate significant additional revenues from those contracts or any new products or services that we introduce. Even if we become profitable, we may not sustain or increase our profits on a quarterly or annual basis in the future.

Since sales of satellite communications equipment are dependent on the growth of communications networks, as market demand for these networks declines, our revenues and profitability are likely to decline.

We derive, and expect to continue to derive, a significant amount of revenues from the sale of satellite ground segment systems and networks. If the long-term growth in demand for communications networks does not return from its depressed level, the demand for our satellite ground segment systems and networks may decline or grow more slowly than we expect. As a result, we may not be able to grow our business, our revenues may decline from current levels and our results of operations may be harmed. The demand for communications networks and the products used in these networks is affected by various factors, many of which are beyond our control. For example, the uncertain general economic conditions have affected the overall rate of capital spending by our customers. Also, many companies have found it difficult to raise capital to finish building their communications networks and, therefore, have placed fewer orders with our customers. The economic slowdown resulted in a softening of demand from our customers. We cannot predict the extent to which demand will increase. Further, increased competition among satellite ground segment systems and networks manufacturers has increased pricing pressures.

Risks associated with operating in international markets could restrict our ability to expand globally and harm our business and prospects.

We market and sell our products and services in the United States and internationally. We anticipate that international sales will continue to account for a significant portion of our total revenues for the foreseeable future with a significant portion of the international revenue coming from developing countries. We presently conduct our international sales in the following geographic areas: Africa, the Asia-Pacific Region, Australia, Central and South America, Eastern and Central Europe and the Middle East. There are a number of risks inherent in conducting our business internationally, including:

•	general political and economic instability in international markets, including the war in Iraq, could impede our ability to deliver our products and services to customers and harm our results of operations;

•	changes in regulatory requirements could restrict our ability to deliver services to our international customers;

•	export restrictions, tariffs, licenses and other trade barriers could prevent us from adequately equipping our network facilities;

•	differing technology standards across countries may impede our ability to integrate our products and services across international borders;

•	protectionist laws and business practices favoring local competition may give unequal bargaining leverage to key vendors in countries where competition is scarce, significantly increasing our operating costs;

•	increased expenses associated with marketing services in foreign countries could effect our ability to compete;

•	relying on local subcontractors for installation of our products and services could adversely impact the quality of our products and services;

•	difficulties in staffing and managing foreign operations could effect our ability to compete;

•	potentially adverse taxes could adversely affect our results of operations;

•	complex foreign laws and treaties could affect our ability to compete; and

•	difficulties in collecting accounts receivable could adversely affect our results of operations.

These and other risks could impede our ability to manage our international operations effectively, limit the future growth of our business, increase our costs and require significant management attention.

If NetSat does not execute its business strategy or if the market for its services fails to develop or develops more slowly than it expects, our results of operations will be harmed.

NetSat's revenues from data communications services decreased during the three months ended September 30, 2003. Revenues will be reduced as a result of customer contracts assigned to vendors pursuant to settlement agreements reached in February 2003 and October 2002. As of September 30, 2003, the future revenues, which will be foregone, amount to $31.0 million, of which $5.0 million relates to fiscal year ending June 30, 2004. NetSat's future revenues and results of operations are dependent on its execution of its business strategy and development of the market for its current and future services. Despite the agreements reached with two of our vendors in February 2003 and October 2002, which modified and reduced our satellite bandwidth obligations, we cannot assure you that the transponder space will be efficiently and substantially utilized or that an increase in orders will be realized. NetSat has had, and we expect will continue to have, cash requirements, which have and will decrease our cash resources. If NetSat does not efficiently and substantially utilize its transponder space capacity and increase its level of orders, its cash requirements may increase and our results of operations will be harmed.

You should not rely on our quarterly operating results as an indication of our future results because they are subject to significant fluctuations, and if we fail to meet the expectations of public market analysts or investors, our stock price could decline significantly.

Our future revenues and results of operations may significantly fluctuate due to a combination of factors, including:

•	delays and/or a decrease in the booking of new contracts;

•	general political and economic conditions in the United States and abroad, including the war in Iraq;

•	the length of time needed to initiate and complete customer contracts;

•	the demand for and acceptance of our existing products and services;

•	the cost of providing our products and services;

•	market acceptance of new products and services;

•	the mix of revenue between our standard products, custom-built products and our communications services;

•	the timing of significant marketing programs;

•	our ability to hire and retain personnel;

•	the competition in our markets; and

•	difficult global economic conditions and uncertain international currency markets.

Accordingly, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance. It is possible that in future periods our results of operations may be below expectations, which could cause the trading price of our common stock to decline.

Our markets are highly competitive and we have many established competitors, and we may lose market share as a result.

The markets in which we operate are highly competitive and this competition could harm our ability to sell our products and services on prices and terms favorable to us. Our primary competitors in the satellite ground segment and networks market include systems integrators, like IDB Systems, a division of MCI, and equipment manufacturers who also provide integrated systems, like Andrew Corporation and Tripoint Global.

In the end-to-end satellite-based communication solutions and communications services markets, we compete with other satellite communication companies who provide similar services, like Verestar. In addition, we may compete with other communications service providers, like MCI, and satellite owners, like Panamsat, Loral Skynet, New Skies Satellites N.V. and Intelsat. We anticipate that our competitors may develop or acquire services that provide functionality that is similar to that provided by our services and that those services may be offered at significantly lower prices or bundled with other services. These competitors may have the financial resources to withstand substantial price competition and may be in a better position to endure difficult economic conditions in international markets, and may be able to respond more quickly than we can to new or emerging technologies and changes in customer requirements. Moreover, many of our competitors have more extensive customer bases, broader customer relationships and broader industry alliances than we do that they could use to their advantage in competitive situations.

The markets in which we operate have limited barriers to entry and we expect that we will face additional competition from existing competitors and new market entrants in the future. Moreover, our current and potential competitors have established or may establish strategic relationships among themselves or with third parties to increase the ability of their products and services to address the needs of our current and prospective customers. Existing and new competitors with their potential strategic relationships may rapidly acquire significant market share, which would harm our business and financial condition.

If the satellite communications industry fails to continue to develop or new technology makes it obsolete, our business and financial condition will be harmed.

Our business is dependent on the continued success and development of satellite communications technology, which competes with terrestrial communications transport technologies like terrestrial microwave, coaxial cable and fiber optic communications systems. Fiber optic communications systems have penetrated areas in which we have traditionally provided services. If the satellite communications industry fails to continue to develop, or any technological development significantly improves the cost or efficiency of competing terrestrial systems relative to satellite systems, then our business and financial condition would be materially harmed.

We may be unable to raise additional funds to meet our capital requirements in the future.

We have incurred negative cash flows from operations in each year since our inception. We believe that our available cash resources will be sufficient to meet our working capital and capital expenditure requirements through 2004. However, our future liquidity and capital requirements are difficult to predict, as they depend on numerous factors, including the success of our existing product and service offerings, as well as competing technological and market developments. We may need to raise additional funds in order to meet additional working capital requirements and to support additional capital expenditures. Should this need arise, additional funds may not be available when needed and, even if additional funds are available, we may not find the terms favorable or commercially reasonable. If adequate funds are unavailable, we may be required to delay, reduce or eliminate some of our operating activities, including marketing programs and research and development programs. If we raise additional funds by issuing equity securities, our existing stockholders will own a smaller percentage of our capital stock and new investors may pay less on average for their securities than, and could have rights superior to, existing stockholders.

A limited number of customer contracts account for a significant portion of our revenues, and the inability to replace a key customer contract would adversely affect our results of operations, business and financial condition.

We rely on a small number of customer contracts for a large portion of our revenue. Specifically, we currently have agreements with seven customers to provide equipment and services, from which we expect to generate a significant portion of our revenues. If any of these customers is unable to implement its business plan, the market for its services declines, or if all or any of the customers modifies or terminates its agreement with us, and we are unable to replace these contracts, our results of operations, business and financial condition would be materially harmed.

If our products and services are not accepted in developing countries with emerging markets, our revenues will be impaired.

We anticipate that a substantial portion of the growth in the demand for our products and services will come from customers in developing countries due to a lack of basic communications infrastructure in these countries. However, we cannot guarantee an increase in the demand for our products and services in developing countries or that customers in these countries will accept our products and services at all. Our ability to penetrate emerging markets in developing countries is dependent upon various factors including:

•	the speed at which communications infrastructure, including terrestrial microwave, coaxial cable and fiber optic communications systems, which compete with satellite-based services, is built;

•	the effectiveness of our local resellers and sales representatives in marketing and selling our products and services; and

•	the acceptance of our products and services by customers.

If our products and services are not accepted, or the market potential we anticipate does not develop, our revenues will be impaired.

We depend upon certain key personnel and we may not be able to retain these employees.

Our future performance depends on the continued service of our key technical, managerial and marketing personnel; in particular, David Hershberg, Kenneth Miller, Stephen Yablonski and Donald Woodring. The employment of any of our key personnel could cease at any time.

Unauthorized use of our intellectual property by third parties may damage our business.

We regard our trademarks, trade secrets and other intellectual property as beneficial to our success. Unauthorized use of our intellectual property by third parties may damage our business. We rely on trademark, trade secret and patent protection and contracts, including confidentiality and license agreements with our employees, customers, strategic collaborators, consultants and others to protect our intellectual property rights. Despite our precautions, it may be possible for third parties to obtain and use our intellectual property without our authorization.

We currently have been granted three patents in the United States, one for remote access to the Internet using satellites, another for satellite communication with automatic frequency control, and most recently, we have been granted a patent concerning a monitor and control system for satellite communications networks and the like. We have two other patents pending in the United States, one for implementing facsimile and data communications using Internet protocols and another for a distributed satellite-based cellular network. We currently have one Patent Cooperation Treaty patent application pending for implementing facsimile and data communications using Internet protocols. We also intend to seek further patents on our technology, if appropriate. We cannot assure you that patents will be issued for any of our pending or future patents or that any claims allowed from such applications will be of sufficient scope, or be issued in all countries where our products and services can be sold, to provide meaningful protection or any commercial advantage to us. Also, our competitors may be able to design around our patents. The laws of some foreign countries in which our products and services are or may be developed, manufactured or sold may not protect our products and services or intellectual property rights to the same extent as do the laws of the United States and thus make the possibility of piracy of our technology and products and services more likely.

We have filed applications for trademark registration of Globecomm Systems Inc., Globecomm, and GSI in the United States and various other countries, and have been granted registrations for some of these terms in the United States, Europe and Russia. We have received trademark registrations for NetSat in the United States, the European Community, Russia, Singapore and Brazil. We have various other trademarks registered or pending for registration in the United States and in other countries and may seek registration of other trademarks and service marks in the future. We cannot assure you that registrations will be granted from any of our pending or future applications, or that any registrations that are granted will prevent others from using similar trademarks in connection with related goods and services.

Defending against intellectual property infringement claims could be time consuming and expensive, and if we are not successful, could cause substantial expenses and disrupt our business.

We cannot be sure that our products, services, technologies, and advertising we employ in our business do not or will not infringe valid patents, trademarks, copyrights or other intellectual property rights held by third parties. We may be subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of our business. Prosecuting infringers and defending against intellectual property infringement claims could be time consuming and expensive, and regardless of whether we are or are not successful, could cause substantial expenses and disrupt our business. We may incur substantial expenses in defending against these third party claims, regardless of their merit. Successful infringement claims against us may result in substantial monetary liability and/or may materially disrupt the conduct of, or necessitate the cessation of, our business.

We may not be able to keep pace with technological changes, which would make our products and services become non-competitive and obsolete.

The telecommunications industry, including satellite-based communications services, is characterized by rapidly changing technologies, frequent new product and service introductions and evolving industry standards. If we are unable, for technological or other reasons, to develop and introduce new products and services or enhancements to existing products and services in a timely manner or in response to changing market conditions or customer requirements, our products and services would become non-competitive and obsolete, which would harm our business, results of operations and financial condition.

We depend on our suppliers, some of which are our sole or a limited source of supply, and the loss of these suppliers would materially adversely affect our business, results of operations and financial condition.

We currently obtain most of our critical components and services from single or limited sources and generally do not maintain significant inventories or have long-term or exclusive supply contracts with our vendors. We have from time to time experienced delays in receiving products from vendors due to lack of availability, quality control or manufacturing problems, shortages of materials or components or product design difficulties. We may experience delays in the future and replacement services or products may not be available when needed, or at all, or at commercially reasonable rates or prices. If we were to change some of our vendors, we would have to perform additional testing procedures on the service or product supplied by the new vendors, which would prevent or delay the availability of our products and services. Furthermore, our costs could increase significantly if we need to change vendors. If we do not receive timely deliveries of quality products and services, or if there are significant increases in the prices of these products or services, it could have a material adverse effect on our business, results of operations and financial condition.

Our network may experience security breaches, which could disrupt our services.

Our network infrastructure may be vulnerable to computer viruses, break-ins, denial of service attacks and similar disruptive problems caused by our customers or other Internet users. Computer viruses, break-ins, denial of service attacks or other problems caused by third parties could lead to interruptions, delays or cessation in service to our customers. There currently is no existing technology that provides absolute security, and the cost of minimizing these security breaches could be prohibitively expensive. We may face liability to customers for such security breaches. Furthermore, these incidents could deter potential customers and adversely affect existing customer relationships.

Satellites upon which we rely may be damaged or lost, or malfunction.

The damage, loss or malfunction of any of the satellites used by us, or a temporary or permanent malfunction of any of the satellites upon which we rely, would likely result in the interruption of our satellite-based communications services. This interruption would have a material adverse effect on our business, results of operations and financial condition.

Risks Related to Government Approvals

We are subject to many government regulations, and failure to comply with them will harm our business.

Operations and Use of Satellites

We are subject to various federal laws and regulations, which may have negative effects on our business. We operate Federal Communication Commission, or FCC, licensed earth stations in Hauppauge, New York, subject to the Communications Act of 1934, as amended, or the FCC Act, and the rules and regulations of FCC. Pursuant to the FCC Act and rules, we have obtained and are required to maintain radio transmission licenses from the FCC for both domestic and foreign operations of our earth stations. We have also obtained and are required to maintain authorization issued under Section 214 of the FCC Act to act as a telecommunications carrier, which authorization also extends to NetSat. These licenses should be renewed by the FCC in the normal course as long as we remain in compliance with FCC rules and regulations. However, we cannot guarantee that the FCC will grant additional licenses when our existing licenses expire, nor are we assured that the FCC will not adopt new or modified technical requirements that will require us to incur expenditures to modify or upgrade our equipment as a condition of retaining our licenses. We are also required to comply with FCC regulations regarding the exposure of humans to radio frequency radiation from our earth stations. These regulations, as well as local land use regulations, restrict our freedom to choose where to locate our earth stations. In addition, prior to a third party acquisition of us, we would need to seek approval from the FCC to transfer the radio transmission licenses we have obtained to the third party upon the consummation of the acquisition. However, we cannot assure you that the FCC will permit the transfer of these licenses. These approvals may make it more difficult for a third party to acquire us.

Foreign Ownership

We may, in the future, be required to seek FCC approval if foreign ownership of our stock exceeds specified criteria. Failure to comply with these policies could result in an order to divest the offending foreign ownership, fines, denial of license renewal and/or license revocation proceedings against the licensee by the FCC.

Foreign Regulations

Regulatory schemes in countries in which we may seek to provide our satellite-delivered data communications services may impose impediments on our operations. Some countries in which we intend to operate have telecommunications laws and regulations that do not currently contemplate technical advances in telecommunications technology like Internet/intranet transmission by satellite. We cannot assure you that the present regulatory environment in any of those countries will not be changed in a manner, which may have a material adverse impact on our business. Either we or our local partners typically must obtain authorization for each country in which we provide our satellite-delivered data communications services. The regulatory schemes in each country are different, and thus there may be instances of noncompliance of which we are not aware. We cannot assure you that our licenses and approvals are or will remain sufficient in the view of foreign regulatory authorities, or that necessary licenses and approvals will be granted on a timely basis in all jurisdictions in which we wish to offer our products and services or that restrictions applicable thereto will not be unduly burdensome.

Regulation of the Internet

Due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted at the local, national or international levels with respect to the Internet, covering issues including user privacy and expression, pricing of products and services, taxation, advertising, intellectual property rights, information security or the convergence of traditional communication services with Internet communications. It is anticipated that a substantial portion of our Internet operations will be carried out in countries that may impose greater regulation of the content of information coming into the country than that which is generally applicable in the United States; for example, privacy regulations in 35 countries in Europe and content restrictions in countries such as the People's Republic of China. To the extent that we provide content as a part of our Internet services, it will be subject to laws regulating content. Moreover, the adoption of laws or regulations may decrease the growth of the Internet, which could in turn decrease the demand for our Internet services or increase our cost of doing business or in some other manner have a material adverse effect on our business, operating results and financial condition. In addition, the applicability of existing laws governing issues including property ownership, copyrights and other intellectual property issues, taxation, libel, court jurisdiction and personal privacy to the Internet is uncertain. The vast majority of these laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of the Internet and related technologies. Changes to these laws intended to address these issues, including some recently proposed changes, could create uncertainty in the marketplace which could reduce demand for our products and services, could increase our cost of doing business as a result of costs of litigation or increased product development costs, or could in some other manner have a material adverse effect on our business, financial condition and results of operations. For example, a United States federal law banning states from imposing sales tax on certain Internet access charges expired on October 31, 2003 and, if Congress does not implement new legislation reinstating the sales tax ban, states may impose sales taxes on Internet access charges, which could adversely affect our results of operations.

Telecommunications Taxation, Support Requirements, and Access Charges

All telecommunications carriers providing domestic services in the United States are required to contribute a portion of their gross revenues for the support of universal telecommunications services; and some telecommunications services are subject to special taxation and to contribution requirements to support services to special groups, like persons with disabilities. Our services may be subject to new or increased taxes and contribution requirements that could affect our profitability, particularly if we are not able to pass them through to customers for either competitive or regulatory reasons.

Internet services are currently exempt from charges that long distance telephone companies pay for access to the networks of local telephone companies in the United States. Efforts have been made from time to time, and may be made again in the future, to eliminate this exemption. If these access charges are imposed on telephone lines used to reach Internet service providers and/or if flat rate telephone services for Internet access are eliminated or curtailed, the cost to customers who access our satellite facilities using telephone company-provided facilities could increase to an extent that could discourage the demand for our services. Likewise, the demand for our services in other countries may be affected by the availability and cost of local telephone or other telecommunications facilities to reach our facilities.

Export of Telecommunications Equipment

The sale of our ground segment systems, networks, and communications services outside the United States is subject to compliance with the regulations of the United States Export Administration Regulations. The absence of comparable restrictions on competitors in other countries may adversely affect our competitive position. In addition, in order to ship our products into other countries, the products must satisfy the technical requirements of that particular country. If we were unable to comply with such requirements with respect to a significant quantity of our products, our sales in those countries could be restricted, which could have a material adverse effect on our business, results of operations and financial condition.

Risks Related to the Securities Markets and Ownership of Our Common Stock

Our stock price is highly volatile.

Our stock price has fluctuated substantially since our initial public offering, which was completed in August 1997. The market price of our common stock, like that of the securities of many telecommunications and high technology industry companies, could be subject to significant fluctuations and is likely to remain volatile based on many factors, including the following:

•	quarterly variations in operating results;

•	announcements of new technology, products or services by us or any of our competitors;

•	acceptance of satellite-based communication services and Internet access services in developing countries and emerging markets;

•	changes in financial estimates or recommendations by securities analysts;

•	general market conditions; or

•	domestic and international economic factors unrelated to our performance.

Additionally, numerous factors relating to our business may cause fluctuations or declines in our stock price.

The stock markets in general and the markets for telecommunications stocks in particular, have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock. Accordingly, we cannot assure you that you will be able to resell the shares of common stock at any particular price, or at all.

A third party could be prevented from acquiring shares of our stock at a premium to the market price because of our anti-takeover provisions.

Various provisions with respect to votes in the election of directors, special meetings of stockholders, and advance notice requirements for stockholder proposals and director nominations of our amended and restated certificate of incorporation, bylaws and Section 203 of the General Corporation Laws of the State of Delaware could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders. In addition, we have a poison pill in place that could make an acquisition of us by a third party more difficult.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock by the selling securityholders. If the warrants are exercised in full, we would realize proceeds, before expenses in the amount of $4,125,000. The net proceeds of the exercise of the warrants will be used for working capital and general corporate purposes, as well as for strategic purposes in connection with selected acquisitions that may be considered in the future to expand our product and service offerings.

SELLING SECURITYHOLDERS

The selling securityholders, including their transferees, pledgees, donees or any of their successors in interest may, from time to time, offer and sell shares of our common stock issued pursuant to this prospectus.

The following table sets forth certain information concerning the warrants and common stock held by the selling securityholders. The numbers of shares of common stock listed below as being offered prior to adjustments include shares of common stock and shares issuable upon exercise of warrants, all of which were acquired by the selling securityholders in a private placement transaction on December 31, 2003. Because the terms of the warrants allow for adjustments in the number of shares issuable upon their exercise, we do not know the actual number of shares of common stock that will be acquired and offered by the selling securityholders. The number of shares of common stock covered by this prospectus includes a good faith estimate of the number of shares of common stock that will be acquired by the selling securityholders upon exercise of the warrants. The number of shares of common stock ultimately acquired and offered by the selling securityholders may, however, differ from the actual number of shares of common stock ultimately acquired and offered by the selling securityholders, in which case we may file an amendment or supplement to this prospectus.

Each of the persons and entities named in the table below has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them except as provided under applicable law and except as set forth in the footnotes to the table. Beneficial ownership is determined in accordance with the rules of the SEC.

Name (1)	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Number of Shares of Common Stock Offered(2)	Beneficial Ownership Upon Completion of the Offering
			Number of Shares	Percentage
Robert G. Allison (3)	15,000	22,500	0	0
Chestnut Ridge Partners, L.P. (4)	50,000	75,000	0	0
DKR Soundshore Strategic Holding Fund Ltd. (5)	100,000	150,000	0	0
Dennis D. Gonyea (6)	10,000	15,000	0	0
John H. Gutfreund (7)	10,000	15,000	0	0
Hare & Co. f/b/o John Hancock Technology Fund (8)	305,000	300,000	105,000		*
Marquis Capital Management LLC (9)	15,000	22,500	0	0
Minerva Group, L.P. (10)	173,300	60,000	133,300		*
Portside Growth and Opportunity Fund (11)	25,000	37,500	0	0
John T. Potter (12)	10,000	15,000	0	0
S.A.C Capital Associates, LLC (13)	350,000	525,000	0	0
SF Capital Partners Ltd. (14)	185,000	277,500	0	0
Smithfield Fiduciary LLC (15)	125,000	187,500	0	0
Truk Opportunity Fund, LLC (16)	75,000	112,500	0	0
USB Piper Jaffray as Custodian FBO Bradley A. Erickson IRA (17)	10,000	15,000	0	0
USB Piper Jaffray as Custodian FBO Craig L. Campbell IRA (18)	15,000	15,000	5,000		*

Name (1)	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Number of Shares of Common Stock Offered(2)	Beneficial Ownership Upon Completion of the Offering
			Number of Shares	Percentage
USB Piper Jaffray as Custodian FBO James B. Wallace SPN/PRO (19)	16,000	15,000	6,000		*
USB Piper Jaffray as Custodian FBO Robert H. Clayburgh IRA (20)	17,000	15,000	7,000		*
UT Technology Partners I, L.P. (21)	99,569	149,353	0	0
UT Technology Partners II, L.P. (22)	15,257	22,885	0	0
UT Technology Fund Ltd. (23)	10,174	15,261	0	0
Vertical Ventures Investments, LLC (24)	125,000	187,500	0	0

(1)	Information concerning any change to the selling securityholders will be set forth in prospectus supplements or post-effective amendments to the registration statement from time to time, if required.
(2)	All shares of common stock being offered by the selling securityholders hereunder were issued by us in a private placement transaction on December 31, 2003.
(3)	Includes (i) 15,000 shares of common stock and (ii) 7,500 shares of common stock issuable upon exercise of warrants.
(4)	Includes (i) 50,000 shares of common stock and (ii) 25,000 shares of common stock issuable upon exercise of warrants.
(5)	Includes (i) 100,000 shares of common stock and (ii) 50,000 shares of common stock issuable upon exercise of warrants.
(6)	Includes (i) 10,000 shares of common stock and (ii) 5,000 shares of common stock issuable upon exercise of warrants.
(7)	Includes (i) 10,000 shares of common stock and (ii) 5,000 shares of common stock issuable upon exercise of warrants.
(8)	Includes (i) 200,000 shares of common stock and (ii) 100,000 shares of common stock issuable upon exercise of warrants.
(9)	Includes (i) 15,000 shares of common stock and (ii) 7,500 shares of common stock issuable upon exercise of warrants.
(10)	Includes (i) 40,000 shares of common stock and (ii) 20,000 shares of common stock issuable upon exercise of warrants.
(11)	Includes (i) 25,000 shares of common stock and (ii) 12,500 shares of common stock issuable upon exercise of warrants.
(12)	Includes (i) 10,000 shares of common stock and (ii) 5,000 shares of common stock issuable upon exercise of warrants.
(13)	Includes (i) 350,000 shares of common stock and (ii) 175,000 shares of common stock issuable upon exercise of warrants.
(14)	Includes (i) 185,000 shares of common stock and (ii) 92,500 shares of common stock issuable upon exercise of warrants.
(15)	Includes (i) 125,000 shares of common stock and (ii) 62,500 shares of common stock issuable upon exercise of warrants.

(16)	Includes (i) 75,000 shares of common stock and (ii) 37,500 shares of common stock issuable upon exercise of warrants.
(17)	Includes (i) 10,000 shares of common stock and (ii) 5,000 shares of common stock issuable upon exercise of warrants.
(18)	Includes (i) 10,000 shares of common stock and (ii) 5,000 shares of common stock issuable upon exercise of warrants.
(19)	Includes (i) 10,000 shares of common stock and (ii) 5,000 shares of common stock issuable upon exercise of warrants.
(20)	Includes (i) 10,000 shares of common stock and (ii) 5,000 shares of common stock issuable upon exercise of warrants.
(21)	Includes (i) 99,569 shares of common stock and (ii) 49,784 shares of common stock issuable upon exercise of warrants.
(22)	Includes (i) 15,257 shares of common stock and (ii) 7,628 shares of common stock issuable upon exercise of warrants.
(23)	Includes (i) 10,174 shares of common stock and (ii) 5,087 shares of common stock issuable upon exercise of warrants.
(24)	Includes (i) 125,000 shares of common stock and (ii) 62,500 shares of common stock issuable upon exercise of warrants.
*	Less than 1%.

Based on representations by each of the selling securityholders, to the best of our knowledge, none of the other selling securityholders has had any position, office or other material relationship with us or any of our predecessors or affiliates within the past three years.

PLAN OF DISTRIBUTION

The selling securityholders, or their respective transferees, pledgees, donees or any of their successors in interest selling shares received from a named selling securityholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus (all of whom may be selling securityholders), may sell the securities from time to time.

The shares of common stock may be sold in one or more transactions:

•	at fixed prices that may be changed;

•	at prevailing market prices at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

These sales may be effected in transactions, which may involve crosses or block transactions, in the following manner:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions other than on these exchanges or services or in the over-the-counter market (privately negotiated transactions);

•	through the writing and exercise of options, whether these options are listed on an options exchange or otherwise;

•	through the settlement of short sales; or

•	in a combination of such transactions.

In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

Selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock and deliver the common stock to close out short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.

In order to comply with the securities laws of some jurisdictions, if applicable, the holders of common stock may sell in some jurisdictions through registered or licensed broker-dealers. If broker-dealers are used in the sale, unless otherwise indicated in a prospectus supplement with respect to the securities being offered thereby, the selling security holder will sell such securities to the broker-dealers as principals. The broker-dealers may then resell such securities to the public at varying prices to be determined by such broker-dealers at the time of resale.

Broker-dealers engaged by the selling securityholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling securityholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling securityholder. The selling securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling securityholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under

Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus.

The selling securityholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus.

The selling securityholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling securityholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

The aggregate proceeds to the selling securityholders from the sale of the common stock will be the purchase price of the common stock less any discounts and commissions, if applicable. A selling securityholder reserves the right to accept and, together with its agents, to reject, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from the resale of these securities by the selling securityholders. We may, however, receive cash consideration in connection with the exercise of the warrants for cash.

If required, the common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

The selling securityholders and we have agreed to indemnify each other and our respective controlling persons against, and in certain circumstances to provide contribution with respect to, specific liabilities in connection with the offer and sale of the common stock, including liabilities under the Securities Act. We will pay the expenses incident to the registration of the common stock, except that the selling securityholders will pay all underwriting discounts, commissions or fees attributable to the sale of the securities and will pay the costs of their own counsel.

LEGAL MATTERS

The validity of common stock, including the common stock underlying the warrants, is being passed upon for us by Kramer Levin Naftalis & Frankel LLP, New York, New York.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended June 30, 2003, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any public offering document we file, including a copy of the registration statement on Form S-3 of which this prospectus is a part, without charge at the SEC's Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549.

You can also request copies of all or any portion of these documents by writing the Public Reference Section and paying certain prescribed fees. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Section. Additionally, these documents are available to the public from the SEC's web site at http://www.sec.gov.

The SEC allows us to "incorporate by reference" into this prospectus the information we file with the SEC. This means that we are disclosing important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. Information that we file later with the SEC under the Securities Exchange Act of 1934, as amended, will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

•	Annual Report on Form 10-K for the year ended June 30, 2003;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2003;

•	Current Report on Form 8-K filed on December 31, 2003;

•	Definitive Proxy Statement on Schedule 14A, dated October 14, 2003, filed in connection with our 2003 Annual Meeting of Stockholders; and

•	The description of our common stock set forth in our Registration Statement on Form 8-A filed on July 15, 1997, including any amendment or reports filed for the purpose of updating such description.

You may request a copy of these filings, or any other documents or other information referred to in, or incorporated by reference into, this prospectus, at no cost, by writing or calling us at the following address or telephone number:

Globecomm Systems Inc. 45 Oser Avenue Hauppauge, New York 11788 Attention: Andrew C. Melfi (631) 231-9800

Exhibits to the documents incorporated by reference will not be sent, however, unless those exhibits have been specifically referenced in this prospectus.

You should rely only on the information contained in this prospectus or information specifically incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different. Neither the delivery of this prospectus, nor any sale made hereunder, shall create any implication that the information in this prospectus or incorporated by reference herein is correct after the date hereof. This prospectus is not an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation is illegal.

2,250,000

Shares

of

Common Stock

of

Globecomm Systems Inc.

Part II

Information Not Required in the Prospectus

Item 14. Other Expenses Of Issuance And Distribution

The Registrant is paying all of the expenses related to this offering. The following table sets forth the approximate amount of fees and expenses payable by the Registrant in connection with this Registration Statement and the distribution of the shares of the securities being registered hereby. The selling securityholders will bear all underwriting discounts, commissions or fees attributable to the sale of the registrable securities.

SEC registration fee	$950
Legal fees and expenses	15,000
Accounting fees and expenses	10,000
Printing and engraving expenses	1,200
Miscellaneous	1,000
Total	$28,150

Item 15. Indemnification of Directors and Officers

Our Amended and Restated Certificate of Incorporation provides that the indemnification provisions of Sections 102(b)(7) and 145 of the Delaware General Corporation Law shall be utilized to the fullest extent possible. Further, the Amended and Restated Certificate of Incorporation contains provisions to eliminate the liability of our directors or its stockholders to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law, as amended from time to time.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Our Amended and Restated Certificate of Incorporation provides for such limitation of liability.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, is permitted for our directors, officers or controlling persons, pursuant to the above mentioned statutes or otherwise, we understand that the Securities and Exchange Commission is of the opinion that such indemnification may contravene federal public policy, as expressed in said Act, and therefore, may be unenforceable. Accordingly, in the event that a claim for such indemnification is asserted by any of our directors, officers or controlling persons, and the Securities and Exchange Commission is still of the same opinion, we (except insofar as such claim seeks reimbursement from us of expenses paid or incurred by a director, officer of controlling person in successful defense of any action, suit or proceeding) will, unless the matter has theretofore been adjudicated by precedent deemed by our counsel to be controlling, submit to a court of appropriate jurisdiction the question whether or not indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees as to which indemnification is sought, nor are we aware of any threatened litigation or proceeding that may result in claims for indemnification.

Item 16. Exhibits

Exhibit No.	Description
4.1	Specimen Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 of the Registrant's Registration Statement on Form S-1, File No. 333-22425).
4.2	Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 of the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1998).
4.3	Amended and Restated By-laws of the Registrant (incorporated herein by reference to Exhibit 3.2 of the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1999).
4.5	Form of Securities Purchase Agreement, dated as of December 31, 2003, by and among the Registrant and the Selling Securityholders.*
4.6	Form of Warrant, dated as of December 31, 2003, by and between the Registrant and the each of the Selling Securityholders.*
5.1	Opinion of Kramer Levin Naftalis & Frankel LLP*
23.1	Consent of Ernst & Young LLP*
23.2	Consent of Kramer Levin Naftalis & Frankel LLP (included in Exhibit 5.1)*
24	Power of Attorney (included on the signature page)*

*	Filed herewith.

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 20th day of January, 2004.

GLOBECOMM SYSTEMS INC. By: /s/ DAVID E. HERSHBERG

David E. Hershberg Chairman of the Board and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints David E. Hershberg, Kenneth A. Miller and Andrew C. Melfi, and each of them individually, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement (including all pre-effective and post-effective amendments thereto and all registration statements filed pursuant to Rule 462(b) which incorporate this registration statement by reference), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on January 20, 2004 the capacities indicated below.

Signature	Title

/s/ DAVID E. HERSHBERG	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

David E. Hershberg

/s/ ANDREW C. MELFI	Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

Andrew C. Melfi

/s/ KENNETH A. MILLER	President and Director

Kenneth A. Miller

/S/ STEPHEN C. YABLONSKI	Senior Vice President Sales, Marketing and Product Development and Director

Stephen C. Yablonski

/S/ RICHARD E. CARUSO	Director

Richard E. Caruso

/S/ HARRY L. HUTCHERSON, JR.	Director

Harry L. Hutcherson, Jr.

/S/ BRIAN T. MALONEY	Director

Brian T. Maloney

Signature	Title

/s/ A. ROBERT TOWBIN	Director

A. Robert Towbin

/s/ C.J. WAYLAN	Director

C.J. Waylan

EXHIBIT INDEX

Exhibit No.	Description
4.1	Specimen Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 of the Registrant's Registration Statement on Form S-1, File No. 333-22425).
4.2	Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 of the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1998).
4.3	Amended and Restated By-laws of the Registrant (incorporated herein by reference to Exhibit 3.2 of the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1999).
4.5	Form of Securities Purchase Agreement, dated as of December 31, 2003, by and among the Registrant and the Selling Securityholders.*
4.6	Form of Warrant, dated as of December 31, 2003, by and between the Registrant and the each of the Selling Securityholders.*
5.1	Opinion of Kramer Levin Naftalis & Frankel LLP*
23.1	Consent of Ernst & Young LLP*
23.2	Consent of Kramer Levin Naftalis & Frankel LLP (included in Exhibit 5.1)*
24	Power of Attorney (included on the signature page)*

*	Filed herewith.